Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements (Nos. 333-268198, 333-266277 and 333-271532 (converted to S-3)) on Form S-1, Registration Statement (No. 333-268605) on Form S-8, and Registration Statement (No. 333-275616) on Form S-3, of our report dated April 10, 2023, relating to the consolidated financial statements and schedules of Mondee Holdings, Inc. and its consolidated subsidiaries (the “Company”) for the years ended December 31, 2022 and 2021, appearing in this Annual Report on Form 10-K for the year ended December 31, 2023. We were dismissed as auditors on July 6, 2023, and, accordingly, we have not performed any audit or review procedures with respect to any consolidated financial statements incorporated by reference for the periods after March 31, 2023.

/s/ KNAV CPA LLP (formerly KNAV P.A.)
KNAV CPA LLP (formerly KNAV P.A.)

Atlanta, Georgia
March 29, 2024